PRICING SUPPLEMENT NO. 2 Dated June 3, 2003 to Prospectus Supplement dated May 21, 2003	Filed Under Rule 424(b)(3) Registration File No. 333-59601-99 and 33-57658

CONSTELLATION ENERGY GROUP, INC
Common Stock
Continuous Offering Program

        This Pricing Supplement describes our issuance of shares of stock through Citigroup Global Markets Inc., as agent.

Reporting Period:	May 27—May 30, 2003
Total Number of Shares:	260,700
Gross Proceeds:	$8,733,725.00
Agent Commission:	$13,035.00
Other Charges:	$409.06
Net Proceeds to Company:	$8,720,280.94
Shares Registered	3,731,000
Shares Remaining to be Issued after above issuances	1,315,400